Exhibit 10.18

EXECUTION COPY

The Klein Group, LLC

640 Fifth Avenue

New York, NY 10019

CONFIDENTIAL

July 12, 2020

Churchill Capital Corp III

640 Fifth Avenue

New York, NY 10019

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms certain arrangements between Churchill Capital Corp III (the “Client”) and The Klein Group, LLC (“Advisor”) with respect to the engagement of Advisor by the Client as its financial advisor to provide strategic advice and assistance to the Client in connection with a Transaction (as defined below), including providing assistance in connection with the financing of the Transaction. For purposes of this Agreement, “Transaction” means, whether effected directly or indirectly or in one transaction or a series of transactions, the acquisition by the Client or any of its affiliates of all or a significant portion of the business, assets or securities of, or any other effort by the Client to obtain control of, or a significant investment in, Polaris Parent Corp. (together with its subsidiaries, “Target”), whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, option, negotiated purchase, leveraged buyout, minority investment or partnership, license, collaborative venture or otherwise, or any other extraordinary corporate transaction involving the Client or any of its affiliates, on the one hand, and Target, on the other hand.

1.	As consideration for the services to be rendered hereunder, the Client agrees to pay Advisor the following cash fees:

(a)	A transaction fee of $15 million, payable at or promptly following the closing of a Transaction.

(b)	A placement fee of $15.5 million, payable at or promptly following the closing of a Transaction.

The fees pursuant to this Section 1 shall be payable in shares (based on $10 per share) of the Client, in an amount not to exceed $15 million, and the remainder of such fees shall be payable in cash; provided that, in the event any advisors of the Client elect to be paid all or any portion of their respective fees in shares (based on $10 per share) of the Client in lieu of cash, an amount of fees pursuant to this Section 1 equal to such amount(s) may be payable to Advisor in cash in lieu of payment in shares of the Client pursuant to this Section 1.

Churchill Capital Corp III

July 12, 2020

In addition to such fees, the Client will reimburse Advisor for Advisor’s reasonable, documented and customary out-of-pocket expenses (including reasonable legal and other professional fees, expenses and disbursements) incurred in connection with the services to be provided by Advisor hereunder, up to an amount not to exceed $50,000. Nothing contained herein shall be deemed to limit in any manner the indemnification, expense reimbursement and other obligations of the Client under Annex A hereto.

2.	In connection with the services to be provided hereunder, the Client will make available to Advisor all information in the possession or control of the Client that is reasonably necessary for Advisor to provide the services hereunder. The Client understands and confirms that (a) Advisor will use public reports and other information provided by others, including information provided by the Client, other parties and their respective officers, employees, auditors, attorneys or other agents in performing the services hereunder and (b) Advisor does not assume responsibility for, and may rely without independent verification upon, the accuracy and completeness of any such information.

3.	Advisor shall keep all information made available to Advisor by or on behalf of the Client (the “Information”) confidential, except that nothing herein will prevent Advisor from disclosing the Information to the extent that such Information (a) is disclosed with the Client’s prior written consent, (b) is disclosed to Advisor’s affiliates or any of Advisor’s or any of its affiliate’s representatives, directors, officers, employees, attorneys or agents (“Authorized Recipients”) in connection with the performance of Advisor’s services hereunder; provided that (i) such Authorized Recipients have been advised to keep the Information confidential in accordance with this Section 3 and (ii) Advisor shall be shall be responsible for any breach of this Section 3 by an Authorized Recipient, or (c) is required to be disclosed by applicable law, regulation or the order of a court of competent jurisdiction or is requested to be disclosed by a regulatory authority having jurisdiction over Advisor or its representatives, provided, however, that prior to a disclosure pursuant to clause (c), Advisor shall, to the extent legally permissible and reasonably practicable under the circumstances, provide prior written notice to the Client of such disclosure requirement such that the Client may seek (at the Client’s sole cost and expense) a protective order to avoid such disclosure or limit its scope or to obtain confidential treatment of that portion of the Information legally required to be disclosed; provided, further that, Advisor shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such Information so disclosed. “Information” shall not include any information that (a) is or becomes generally available to the public (other than as a result of disclosure by Advisor or any Authorized Recipient in breach of this Agreement), (b) was available to Advisor or any Authorized Recipient on a non-confidential basis prior to its disclosure by the Client or its affiliates or the other parties to a Transaction or (c) becomes available to Advisor or an Authorized Recipient on a non-confidential basis from a person other than the Client or its affiliates or the other parties to a Transaction, who is not to Advisor’s or such Authorized Recipient’s knowledge, bound by a duty of confidentiality to the Client or its affiliates with respect to such information.

Churchill Capital Corp III

July 12, 2020

4.	The Client acknowledges that Advisor has been retained hereunder solely as an adviser to the Client, and not as an adviser to or agent of any other person, and that Advisor’s engagement hereunder is as an independent contractor and not in any other capacity including as a fiduciary. Any duties of Advisor arising out of its engagement pursuant to this Agreement shall be owed solely to the Client. The Client agrees that any information or advice provided by Advisor in connection with Advisor’s engagement hereunder is for the confidential use of the Client, and may not be provided to or relied upon by any other person without Advisor’s prior written consent, other than to the Client’s affiliates. The Client will not use such information or advice for any other purpose or disclose or otherwise refer to such information or advice, in any manner without Advisor’s prior written consent. Neither Advisor’s engagement hereunder, nor the delivery of any advice in connection with Advisor’s engagement hereunder, is intended to confer rights upon any persons not a party hereto (including security holders, employees, directors or creditors of the Client) as against Advisor, its affiliates or any of their respective representatives, directors, officers, employees or agents.

5.	The Client acknowledges that it is not relying on the advice of Advisor for tax, legal, regulatory or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Transaction or other matter based upon such advice. In addition, the Client acknowledges that in no event shall Advisor act as an underwriter of any securities in connection with any Transaction. Advisor may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates.

6.	The Client agrees to indemnify Advisor in accordance with Annex A hereto, the terms of which are incorporated into this Agreement in their entirety.

7.	This Agreement will terminate upon the earlier of (a) the closing of the Transaction upon payment of the fees set forth in Section 1 and (b) twelve (12) months after the date hereof. Upon the termination of this Agreement, neither the Client nor Advisor shall have any liability or continuing obligation to the other party except for any fees accrued and expenses incurred (subject to Section 1) by Advisor prior to the date of such expiration or termination; provided that no such expiration or termination shall relieve any party from a breach of this Agreement occurring prior to such expiration or termination. Notwithstanding the foregoing, Section 4, Section 6, this Section 7, Section 9, Section 10, Section 11 and Annex A hereto shall remain operative regardless of the expiration or termination of this Agreement. It is also expressly agreed by the parties that, if a Transaction is consummated within twelve (12) months after the expiration or termination of this Agreement or if a definitive agreement that results in consummation of a Transaction is entered into during the term of this Agreement or within twelve (12) months after the expiration or termination of this Agreement, Advisor shall be entitled to the applicable fees set forth herein.

Churchill Capital Corp III

July 12, 2020

8.	The Client understands and acknowledges that Advisor or its affiliates may currently hold, or in the future may acquire, debt or equity securities (or other interests) issued by the Client or its affiliates, and will be under no obligation to sell any such holdings in connection with this engagement. The Client is aware that Advisor and/or its affiliates may currently or in the future (a) provide services to other parties with interests that conflict with the interests of the Client or (b) engage in transactions (as a principal or otherwise) that conflict with the interests of the Client.

9.	This Agreement (including Annex A) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement may not be assigned by the Client without Advisor’s prior written consent. This Agreement will be binding upon and inure to the benefit of the Client, Advisor and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which taken together shall constitute one and the same agreement.

10.	Advisor acknowledges that the Client established a trust account for the benefit of its public shareholders upon the closing of its initial public offering and hereby irrevocably waives any and all right, title and interest, or any claim of any kind arising out of this Agreement that it has or may have in the future, in or to any monies held in such trust account, and agrees not to seek recourse against such trust account as a result of, or arising out of, this Agreement; provided, that nothing herein shall serve to limit or prohibit the Target’s right to pursue a claim against the client or any of its affiliates for legal relief against assets held outside the trust account (including from and after the consummation of a Transaction other than as contemplated by this Agreement).

Churchill Capital Corp III

July 12, 2020

11.	This Agreement and any claim, counterclaim, proceeding or dispute of any kind or nature whatsoever, directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder (a “Claim”), shall be governed and construed in accordance with the laws of the State of New York (without giving regard to any otherwise applicable conflict of laws rules). No such Claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties (on behalf of itself and its respective successors and assigns) hereto hereby submits to the jurisdiction and venue of such courts (and any appellate courts from any thereof) and personal service with respect thereto. Each of the parties hereto hereby waives on behalf of itself and its successors and assigns any and all right to argue that the choice of forum provision is or has become unreasonable in any legal proceeding. Each of the parties hereto hereby waives all right to trial by jury in any Claim (whether based upon contract, tort or otherwise) directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder.

[Signature page follows]

Churchill Capital Corp III

July 12, 2020

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

THE KLEIN GROUP, LLC

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Authorized Person

Accepted and agreed as of the date first written above:

Churchill Capital Corp III

By:	/s/ Michael Klein
Name:	Michael Klein
Title:	Chief Executive Officer

[Signature Page to Engagement Letter]

Churchill Capital Corp III

July 12, 2020

Annex A

In connection with the engagement of Advisor to render services to the Client pursuant to the Agreement to which this Annex A is attached, the Client and Advisor agree and understand that in the event that Advisor, any of its affiliates or any of their respective representatives, directors, officers, employees or agents (each of the foregoing, an “Indemnified Person”) become involved in any capacity in any claim, suit, action, proceeding, arbitration or investigation (each an “Action”) brought or threatened by or against any person related to, arising out of or in connection with Advisor’s engagement, Advisor’s performance of any services in connection with the Agreement (whether before or after the date hereof) or any transaction contemplated thereby, the Client will promptly reimburse each such Indemnified Person for its reasonable, documented and customary out-of-pocket expenses (including reasonable legal fees of one counsel and other professional fees, expenses and disbursements) upon receipt of a written request accompanied by reasonable supporting documentation. The Client will indemnify and hold harmless each Indemnified Person from and against any actual losses, claims, damages, liabilities or expenses (collectively, “Losses”) to which any Indemnified Person may become subject in connection with any pending or threatened Action related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, whether or not in connection with any Action in which the Client or an Indemnified Person is a party, except to the extent that any such Losses are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from such Indemnified Person’s fraud, gross negligence, bad faith or willful misconduct. The Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client, its security holders or creditors related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, except to the extent that any Losses are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from such Indemnified Person’s fraud, gross negligence, bad faith or willful misconduct; provided, however, that, in no event shall the Indemnified Persons, in aggregate, be liable for or required to pay an amount in excess of the aggregate fees actually received by Advisor for any services in connection Advisor’s engagement pursuant to the Agreement.

If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold such Indemnified Person harmless against Losses (except to the extent not available under the terms of the preceding paragraph), then the Client shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Client and its security holders, on the one hand, and the party entitled to contribution, on the other hand, in the matters contemplated by Advisor’s engagement under the Agreement as well as the relative fault of the Client and such party with respect to such Losses and any other relevant equitable considerations. The Client agrees that, for the purposes hereof, the relative benefits received, or sought to be received, by the Client (and its security holders) and Advisor shall be deemed to be in the same proportion as (a) the value to the Client of the services and advice rendered by Advisor, bears to (b) the fees paid or payable to Advisor in connection with Advisor’s engagement; provided, however, in no event shall Advisor or any other Indemnified Person be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Advisor in connection with Advisor’s engagement pursuant to the Agreement, except in the case of fraud, gross negligence, bad faith or willful misconduct of an Indemnified Person or breach by Advisor of its confidentiality obligations under paragraph 3 of the Agreement. The Client and Advisor agree that it would not be just and equitable if contribution hereunder were determined by pro rata allocation or by any other method that does not take into account the equitable considerations referred to herein.

Churchill Capital Corp III

July 12, 2020

If any Action shall be brought, threatened or asserted against an Indemnified Person in respect of which indemnity may be sought against the Client, Advisor shall promptly notify the Client in writing, and the Client shall be entitled, at its expense, and upon delivery of written notice to Advisor, to assume the defense thereof with counsel reasonably satisfactory to Advisor. Such Indemnified Person shall have the right to employ one separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Client has agreed in writing to pay such fees and expenses, (b) the Client has failed to assume the defense in a timely manner or pursue the defense reasonably diligently or (c) outside counsel to an Indemnified Person has advised such Indemnified Person that in such Action there is an actual conflict of interest or a conflict on any material issue between the Client’s position and the position of such Indemnified Person, in which case the Client shall be responsible for the fees and expenses of such separate counsel. It is understood, however, that in the situation in which the Client shall be responsible for the fees and expenses of such counsel, the Client shall, in connection with any such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of substantially similar general allegations or circumstances, be liable for the fees and expenses of only one counsel (in addition to local counsel) at any time for all Indemnified Persons (unless in the reasonable belief of such Indemnified Persons based on the advice of outside counsel, that there is an actual conflict of interest between of such Indemnified Persons, in which case such Indemnified Persons with conflicting interests shall be represented by separate counsel and the Client shall be responsible for the fees and expenses of such counsel).

The Client agrees that, without Advisor’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification or contribution is reasonably likely to be sought hereunder (whether or not Advisor or any other Indemnified Person is an actual or potential party to such Action), unless such settlement, compromise or consent (a) includes an unconditional release from the settling, compromising or consenting party of each Indemnified Person from all liability arising out of such Action, (b) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, and (c) shall not impose any monetary or financial obligations on any Indemnified Person.

The foregoing reimbursement, indemnity and contribution obligations of the Client under this Annex A shall be in addition to any rights that an Indemnified Person may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client and such Indemnified Person. The provisions of this Annex A shall remain in full force and effect regardless of any termination, modification or expiration of the Agreement. Without limiting any rights to indemnification, exculpation or advancement of expenses of any indemnified person under the constitutive documents of the Client, the indemnification, exculpation, limitation of liability and advancement of expense provisions apply to an Indemnified Person only in respect of the services provided under the Agreement.